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                                                                    EXHIBIT 99.2

FLEMING COMMON STOCK SUSPENDED FROM EXCHANGE TRADING; COMMENCES TRADING IN OVER-THE-COUNTER MARKET


DALLAS, April 3 /PRNewswire-FirstCall/ -- Fleming Companies, Inc. today announced that it had been notified that the New York Stock Exchange (NYSE) has suspended trading in Fleming common stock and that an application to the Securities and Exchange Commission to delist Fleming common stock is pending the completion of applicable procedures, including any appeal by Fleming of the NYSE staff's determination. The company has taken the NYSE appeal procedure under advisement. Trading of Fleming common stock has also been suspended on the Chicago Stock Exchange and the Pacific Stock Exchange.

Fleming common stock is now trading in the Pink Sheets
(http://www.pinksheets.com ), a centralized quotation service that collects and publishes market maker quotes in over-the-counter securities, under the symbol FLMIQ.PK.

Fleming plans to ask the Over-The-Counter Bulletin Board (OTCBB) to review the company's eligibility for trading on the OTCBB. However, the company believes it will not be eligible for trading on the OTCBB until it files its Annual Report on Form 10-K for the fiscal year ended December 28, 2002 with the Securities and Exchange Commission. The OTCBB is a regulated quotation service that offers real-time quotes, last sale prices and volume information in over-the-counter securities.

About Fleming

Fleming is a leading supplier of consumer package goods to retailers of all sizes and formats in the United States. Fleming serves a wide range of retail locations across the country, including supermarkets, convenience stores, discount stores, concessions, limited assortment, drug, supercenters, specialty, casinos, gift shops, military commissaries and exchanges and more. To learn more about Fleming, visit our Web site at http://www.fleming.com .

Forward-Looking Statement

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the DIP facility; court approval of the Company's first day papers and other motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; changes in general economic conditions; and, the ability to successfully sell the Company's retail operations. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission, including its 2001 Form 10-K. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

CONTACTS:
(Media) Shane Boyd 972.906.2125
(Investors-Equity) Mark Shapiro 972.906.8109
(Investors-Debt) Clint Bryant 972.906.8142


SOURCE Fleming